 Exhibit 99.1

FOR IMMEDIATE RELEASE

Map of Store Locations Available

Media Contacts: Eve Callahan Umpqua Holdings Corporation 503-727-4188 evecallahan@umpquabank.com	Ron Farnsworth Umpqua Holdings Corporation 503-727-4108 ronfarnsworth@umpquabank.com

Ming Lacey LANE PR 503-546-7891 ming.lacey@lanepr.com

UMPQUA HOLDINGS CORPORATION COMPLETES ACQUISITION OF CALIFORNIA-BASED Circle bancorp

PORTLAND, Ore., Nov. 15, 2012 – Umpqua Holdings Corporation (NASDAQ: UMPQ), parent company of Umpqua Bank, today announced the completion of the acquisition of California-based Circle Bancorp, parent company of Circle Bank. The final agreement provides for cash consideration to the common shareholders of $20.4 million, or $17.75 per share. Including the planned cash redemption of $3.5 million in preferred stock and the value of outstanding options and warrants, the total aggregate deal value is approximately $24.9 million.

Effective today, all Circle Bank branches are operating under the Umpqua Bank name. The acquisition adds Circle Bank’s Bay Area network of six branches in Corte Madera, Novato, Petaluma, San Francisco, San Rafael and Santa Rosa to Umpqua Bank’s existing network for a total of 200 locations in California, Oregon, Washington and Northern Nevada. Circle Bank associates have been enrolled in Umpqua Bank’s internal training and culture orientation programs and will begin offering Umpqua products and services in their stores later this month.

“We are pleased to bring Circle Bank into the Umpqua fold and to continue our expansion in the Bay Area. This merger provides customers extended geographic access and increased product offerings, delivered with the personal service of a community bank,” said Ray Davis, president and CEO of Umpqua Bank. “Circle Bank shares Umpqua’s values and culture, making this a smooth transition for customers, associates and communities.”

With Umpqua’s acquisition of Circle Bank, the combined organization now has assets of approximately $11.8 billion, deposits of approximately $9.3 billion and shareholders’ equity of approximately $1.7 billion.

About Umpqua Holdings Corporation

Umpqua Holdings Corporation (NASDAQ: UMPQ) is the parent company of Umpqua Bank, an Oregon-based community bank recognized for its entrepreneurial approach, innovative use of technology, and distinctive banking solutions. Umpqua Bank has locations between San Francisco and Seattle, along the Oregon and Northern California Coast, Central Oregon and Northern Nevada. Umpqua Holdings also owns a retail brokerage subsidiary, Umpqua Investments, Inc., which has locations in Umpqua Bank stores and in dedicated offices in Oregon. Umpqua Private Bank serves high net worth individuals and non-profits, providing trust and investment services. Umpqua Holdings Corporation is headquartered in Portland, Ore. For more information, visit www.umpquaholdingscorp.com.

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